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                                                                  EXHIBIT (d)(4)

                              SUB-ADVISORY CONTRACT

         This SUB-ADVISORY CONTRACT (the "Agreement") is made as of ________, 2001, between U.S. BANCORP PIPER JAFFRAY ASSET MANAGEMENT, INC., a Delaware corporation that is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Subadviser"), and LINDNER ASSET MANAGEMENT, INC., a Michigan corporation and registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Adviser").

                                    RECITALS:

         A. Lindner Investments, a Massachusetts business trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), has registered shares of beneficial interest in its series known as the "Lindner Government Money Market Fund" (the "Money Market Fund") under the Securities Act of 1933 amended ("1933 Act").

         B. The Trust has retained the Adviser to render investment advisory and portfolio management services to the Money Market Fund pursuant to an Advisory Agreement, dated May 20, 1996 (the "Management Agreement").

         C. The Adviser desires at this time to retain the Subadviser to render investment advisory and portfolio management services for the Money Market Fund, and the Subadviser is willing to provide such services.

         In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

         1. Appointment. The Adviser hereby appoints the Subadviser, and the Subadviser accepts the appointment, to manage the investment and reinvestment of the assets of the Money Market Fund for the period and on the terms set forth herein.

         2. Delivery of Documents. The Adviser has furnished Subadviser with copies of each of the following

         (a) the Trust's Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on July 20, 1993, and all amendments thereto;

         (b) the Trust's Bylaws and all amendments thereto;

         (c) the resolutions of the Trust's Board of Trustees and the shareholders of the Fund authorizing the appointment of Subadviser and approving this Agreement;


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         (d) the most recent Post-Effective Amendment to the Trust's
         Registration Statement on Form N-1A pursuant to which the Trust has registered the shares of the Fund under the 1933 Act, including the Prospectus and the Statement of Additional Information relating to the Fund (which are collectively referred to herein as the "Prospectus"); and

         (e) the Trust's Notification of Registration under the 1940 Act as filed with the SEC.

The Adviser will furnish Subadviser from time to time with copies of all amendments of or supplements to the foregoing.

         3. Management. The Subadviser will: (i) manage the investment and reinvestment of the Fund's assets in accordance with the applicable investment objectives, policies and limitations set forth in the Fund's Prospectus; (ii) be subject to the supervision of the Adviser and the Trust's Board of Trustees;
(iii) place orders for the purchase or sale of securities for the Fund's account with brokers or dealers selected by the Subadviser; and (iv) provide compliance monitoring with respect to Rule 2a-7 of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended. The Subadviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. The Subadviser shall have access to such reports and records of the Fund it deems necessary to perform it services hereunder.

         Except as specifically stated in this Section 3, the Subadviser shall not be responsible for providing (i) compliance monitoring, reporting or testing; (ii) record maintenance or preparation; or (iii) accounting, tax or other services to the Fund.

         In connection with the selection of brokers or dealers and the placing of orders, the Subadviser will seek for the Fund best execution of orders. The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determined in good faith that the charges are reasonable in view of any research or other services provided to the Subadviser by such broker or dealer.

         4. Compensation of the Subadviser. For the services to be provided by the Subadviser hereunder, the Adviser will pay to the Subadviser at the end of each calendar month, an investment advisory and management fee, computed daily and payable monthly, at an annual rate of 0.10% of the first $250,000,000 of average net assets of the Fund, and at an annual rate of 0.08% of the average net assets of the Fund in excess of $250,000,000. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Subadviser under this Agreement are not to be deemed exclusive, and the Subadviser shall be free to render similar services or other services to others.

         5. Calculation of Net Asset Value. The Subadviser shall assist the Adviser in calculating the market value of all portfolio securities held on behalf of the Fund as of 3:00 p.m.,



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Central Time, on each day that the New York Stock Exchange and the Federal
Reserve Bank of Chicago are open for business, and as of such other time or times as the Adviser may determine in accordance with the provisions of the 1940 Act and the policies and procedures established from time to time by the Board of Trustees of the Trust. On each day when net asset value is not calculated, the net asset value of a share of any class of the Fund's shares shall be deemed to be the net asset value of such a share as of the last day on which such calculation was made for the purpose of the foregoing computations.

         6. Limitation on Subadviser Liability. The Subadviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         7. Duration and Termination. This Agreement shall become effective with respect to the Fund on the date that it is approved by the shareholders of the Money Market Fund following its approval by the Board of Trustees of the Trust in accordance with the 1940 Act and the rules and regulations of the SEC thereunder, and shall remain in full force until the second anniversary of such effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year-to-year thereafter with respect to the Money Market Fund, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act and the rules and regulations of the SEC thereunder; provided, however, that if the continuation of this Agreement is not approved for the Money Market Fund, the Subadviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall automatically terminate in the event of its assignment or in the event that the Management Agreement is terminated for any reason. In addition, this Agreement may be terminated at any time with respect to the Money Market Fund or any other series of the Trust which hereafter become subject to this Agreement without the payment of any penalty by the Adviser or by the Subadviser on not less than sixty (60) days' prior written notice by one party to the other party. The Trust may effect termination with respect to the Money Market Fund or any other series, without payment of any penalty, by action of the Board of Trustees or by vote of majority of the outstanding voting securities of the Money Market Fund or any such other series on sixty (60) days' written notice to the Adviser and the Subadviser.

         This Agreement may be terminated with respect to the Money Market Fund or any such other series at any time, without prior written notice and without the payment of any penalty, by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Money Market Fund or such other series, or by the Adviser, in the event that it shall have been established by a court of competent jurisdiction that the Subadviser or any officer or director of the Subadviser has taken any action which results in a breach of the covenants of the Subadviser set forth herein.

         The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.



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         Termination of this Agreement shall not affect the right of the
Subadviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination.

         8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         9. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         10. Governing Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

         11. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed on behalf of each of the parties.

         12. Entire Agreement. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the Adviser and the Subadviser have caused this Agreement to be executed as of the day and year first above written.

LINDNER ASSET MANAGEMENT, INC.



By______________________________________
  Doug T. Valassis, Chairman


U.S. BANCORP PIPER JAFFRAY ASSET MANAGEMENT, INC.



By:______________________________________
Its:_____________________________________



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